UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2016

ARMSTRONG FLOORING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3025 Lancaster, Pennsylvania		17603
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (717) 672-9611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Departure of Officer

Armstrong Flooring, Inc. (the “Company”) will eliminate the position of Senior Vice President, Chief Operating Officer, currently held by David S. Schulz, effective October 15, 2016. As a result of this action, pursuant to Mr. Schulz’s Severance Agreement dated March 9, 2015 by and between Mr. Schulz and Armstrong World Industries, Inc. (“AWI”), which agreement was assumed by the Company in connection with the separation of the Company from AWI on April 1, 2016, Mr. Schulz will be entitled to receive certain cash severance benefits equal to (i) one and one-half (1.5) times the sum of his current annual base salary of $478,400 plus his target annual incentive as a percentage of salary (75%) under the Company’s annual incentive program, payable in lump sum, and (ii) a pro-rated annual incentive bonus based on actual performance for the year of termination, payable at the time that bonuses are paid to employees of the Company generally. As a condition to receiving the severance benefits, Mr. Schulz must sign a release of claims. Mr. Schulz’ outstanding equity grants will be governed by the terms of the applicable award agreements.

Mr. Schulz’s March 31, 2016 employment letter with the Company and August 1, 2015 Change in Control Severance Agreement (also assumed by the Company from AWI) will terminate effective October 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG FLOORING, INC.

By:	/s/ Christopher S. Parisi
Christopher S. Parisi
Senior Vice President, General Counsel & Secretary

Date: October 6, 2016